UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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WAL-MART STORES, INC.

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For Immediate Release

Walmart Releases 2014 Annual Shareholders’ Meeting Proxy and Annual Report

Company Also Releases Global Responsibility Report and

First Compliance Program Report

BENTONVILLE, Ark. April 23, 2014 — Wal-Mart Stores, Inc. (NYSE: WMT) today filed its Proxy Statement in preparation for its upcoming Annual Shareholders’ Meeting on Friday, June 6. The company also issued its 2014 Annual Report, its Global Responsibility Report and a special Global Compliance Program Report on Fiscal Year 2014.

“Walmart has a rich history and is well positioned for the future,” commented Walmart President and Chief Executive Officer Doug McMillon in his letter to shareholders. “Our purpose remains clear – to save people money so they can live better – and the actions we’re taking will expand the opportunities to fulfill that purpose.

“With greater convergence of digital and physical retail, we’re investing in capabilities to provide customers even more choice and convenience. When I think about all these capabilities, I’m confident in Walmart’s continued growth and enthusiastic about our future,” he said.

McMillon noted that Walmart is strategically focused in areas that include:

•	Positioning the company to serve customers through a relevant, personalized and seamless experience across all channels
•	Expanding opportunities for associates
•	Driving operational excellence with an ongoing commitment to the productivity loop to leverage operating expenses
•	Serving communities through a deep focus on compliance and social, environmental and local responsibility

Rob Walton, chairman of the Board of Directors, commented in his letter to shareholders about the Board’s record of strong governance.

“Walmart’s remarkable record as a retailer is based on our unique ability to deliver on our purpose for customers, the strength of our culture and the foundation of strong governance by our Board of Directors,” said Walton. “I’m confident that Doug’s leadership will provide Walmart a bright and robust future, furthering the contributions of Mike Duke, who served exceptionally well as our CEO for the past five years and continues as an advisor in the tradition of his predecessors.”

In a separate release issued today, the company also announced that Walmart Board member and former President and Chief Executive Officer Lee Scott and Board member Chris Williams will retire from the board on June 6. Scott joined Walmart in 1979, and led the company from January 2000 until his retirement on Jan. 31, 2009. Williams has been a Board member the past 10 years and is rotating off the Board in accordance with Walmart’s corporate governance guidelines.

2014 Annual Shareholders’ Meeting and Proxy Statement

Shareholders will vote to elect as directors 14 nominees, who are listed in the company’s Proxy Statement, and on two other company proposals. The company began distributing its Proxy

Statement today with details of its Annual Meeting of Shareholders. The meeting will be held on Friday, June 6, at 7 a.m. (CDT) in Bud Walton Arena on the University of Arkansas campus in Fayetteville, Ark. Only shareholders of record as of the close of business on April 11, 2014, the record date for the meeting, are entitled to vote at this year’s meeting.

There are three shareholder proposals listed in this year’s Proxy Statement, which can be read online. Shareholders unable to attend the 2014 Annual Shareholders’ Meeting in person may view a live webcast at http://www.stock.walmart.com/annual-reports.

Annual Report – “So many ways to Save Money. Live Better.”

The Annual Report provides shareholders with summaries of Walmart’s achievements in the last fiscal year and key priorities under way this year throughout the company. This includes plans for store expansion and accelerating growth through e-commerce integration globally, creating more opportunities for associates and focusing on customer needs through a broad assortment, every day low prices (EDLP) and a greater combination of digital and physical interaction. The online report features expanded content from the company’s leaders, associates and customers, and is available here.

Global Responsibility Report

The 2014 Global Responsibility Report, the company’s seventh update, highlights progress on Walmart’s commitments relating to the intersection of people and our planet – sustainability, local communities and opportunity. This year’s report features an expanded section for compliance and sourcing, details on specific countries where Walmart operates, and enhanced information about the company’s environmental progress on products, energy and waste. A copy of the report can be viewed online.

Global Compliance Program Report on Fiscal Year 2014

Under the direction of the Audit Committee of the Board of Directors, the company created a prioritized list of compliance objectives to accomplish during Fiscal Year 2014. The Global Compliance Program Report for Fiscal Year 2014 describes this innovation in corporate governance and discusses the company’s progress on some of the key objectives. As explained in the report, at the end of the fiscal year the Audit Committee concluded that the company had achieved significant progress in enhancing its compliance program.

Within the Global Compliance Program Report, Walmart’s compliance objectives are broadly grouped into three critical areas: people, policies and processes and systems. The report, which provides comprehensive details highlighting the progress the company made in each area during the past year, is available here.

This year’s shareholder meeting materials are also available through the Walmart Investor Relations App, which is available free on the company’s website. The app is available on three formats – iPad®, iPhone® and Android™ mobile devices.

About Walmart

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better – anytime and anywhere – in retail stores, online, and through their mobile devices. Each week, more than 250 million customers and members visit our 10,984 stores under 71 banners in 27 countries and e-commerce websites in 10 countries. With fiscal year 2014 sales of over $473 billion, Walmart employs more than 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

Media Relations Contact
Randy Hargrove, 800-331-0085

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Investor Relations Contact
Carol Schumacher, 479-277-1498

Kary Brunner, 479-277-8782